UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2020

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

13631 Progress Boulevard, Suite 400,
Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(386) 462-6800
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	AXGN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Oberland Capital exercises its option to purchase $3.5 million of Company stock

On June 30, 2020 Axogen, Inc. (the “Company”), as borrower, and certain of the Company’s wholly owned subsidiaries, entered into a Term Loan Agreement with the lenders party thereto, including TPC Investments II LP (“TPC”), and Argo SA LLC (“Argo”). TPC and Argo are each affiliates of Oberland Capital. In connection with the Term Loan Agreement the Company and TPC entered into an Option Agreement, pursuant to which the Company granted to TPC the right to purchase a number of newly issued shares of the Company’s common stock equal to an aggregate of $3.5 million divided by the Fair Market Value (as defined in the Option Agreement based upon the 45 day trailing average market value of the Company’s common stock) of a share of common stock on the date of exercise of such option (the “Exercise Price”). On December 10, 2020, Oberland Capital exercised in full its option under the Option Agreement. The Exercise Price was determined to be $14.13, resulting in gross proceeds to the Company of approximately $3.5 million and the issuance of 247,699 shares to TPC.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: December 14, 2020	By:	/s/ Brad Ottinger
Brad Ottinger
General Counsel and Chief Compliance Officer